EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of On Track Innovations Ltd. for the registration of 3,024,458 of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003, with respect to the consolidated financial statements of On Track Innovations Ltd. and its subsidiaries for the year ended December 31, 2002, included in its Annual Report on Form 20-F/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

December 12, 2005	Luboshitz Kasierer

Tel-Aviv, Israel	An affiliate member of Ernst & Young International